EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CTI INDUSTRIES INTRODUCES NEW

SMALL FORMAT HOME VACUUM SEALING APPLIANCE

Lake Barrington, IL – September 26, 2018 – CTI Industries Corporation (NASDAQ: CTIB) (“CTI”), a manufacturer and global marketer of novelty balloons, vacuum and flexible packaging and storage products, printed and laminated films, party goods, Candy Blossoms and home container products, today announced the introduction of its new smaller footprint vacuum sealing appliance – the V100 Series Ziploc® Brand Vacuum Sealer machine.

The new V100 Series complements CTI’s existing and successful V200 Series Ziploc Brand Vacuum Sealer System appliances, which are currently widely available. The V100 Series provides a lower-cost, smaller footprint option for consumers to help keep foods fresh longer than conventional grocery storage methods.  It is specially designed to keep out air and moisture, preserving food and other valuable items. It performs quickly, simply and effectively. With dimensions of approximately 12” width, 2” height and 4” depth, the V100 Series takes very little space on the countertop and can be easily stored in a drawer or carried in a tote or handbag, making it a convenient portable solution for today’s consumer.

The V100 Series is available in White, Red or Black color options and is on sale now at retailers across the United States, as well as online.

“The V100 Series reflects CTI’s commitment to expanding our product line and retail presence, while delivering evolutionary home solutions to our customers,” said Jeffrey Hyland, President of CTI. “The Ziploc Brand Vacuum Sealing System can help save time and money and reduce waste.”

About CTI

CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI also distributes products for home organization and storage, Candy Blossoms and other gift items and, in Mexico, party goods.  CTI markets its products throughout the United States and in a number of other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

CTI Industries	The Equity Group
Frank Cesario	Devin Sullivan
CFO	The Equity Group
(847) 620-1439	(212) 836-9608
fcesario@ctiindustries.com	dsullivan@equityny.com